Exhibit 99.1
Calumet Specialty Products Partners, L.P. Announces Management Changes
INDIANAPOLIS, January 10, 2011/PRNewswire-FirstCall/ — Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT) (“Partnership”) today announced changes in the management of Calumet GP, LLC, its general partner.
Effective January 1, 2011, F. William Grube, the general partner’s current President, Chief Executive Officer and Director, has been appointed as Vice Chairman of the general partner’s Board of Directors and has resigned from his position as the general partner’s President. Grube will also continue in his position as the general partner’s Chief Executive Officer.
Effective January 1, 2011, Jennifer G. Straumins, the general partner’s current Executive Vice President and Chief Operating Officer has been appointed as the general partner’s President. Straumins will also continue in her position as the general partner’s Chief Operating Officer.
“I plan on remaining an integral part of the Calumet management team. We have positioned Calumet well for continued growth and I am excited to focus on our strategic growth plans,” said Grube.
Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT) (“Calumet”) is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil into customized lubricating oils, solvents, and waxes used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel fuel and jet fuel. Calumet is based in Indianapolis, Indiana and has five plants located in northwest Louisiana, western Pennsylvania, and southern Texas, and a blending facility located in Burnham, Illinois.